UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 19, 2008

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2835 KEMET Way, Simpsonville, SC		29681
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (864) 963-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On September 19, 2008, KEMET Corporation announced that it has prepaid in full all of its outstanding obligations under its 6.66% Senior Notes (the “Senior Notes”).  The aggregate prepayment amount of $43,210,567.80 consisted of the following: $40,000,000 for the outstanding principal balance under the Senior Notes, $999,000 in accrued interest, $2,011,567.80 for the “Make Whole Amount” as required for prepayments under the Senior Notes’ May 1, 1998 Note Purchase Agreement, and $200,000 as a non-refundable fee as required under the August 25 Second Amendment and Waiver to Note Agreement.

As a result of an impairment charge reported in the Company’s financial results for the quarter ended June 30, 2008, the Company would not have been in compliance with the consolidated minimum net worth covenant contained in the Senior Notes.  The Company entered into two amendments with the holders of the Senior Notes which lowered the required minimum consolidated net worth through September 30, 2008.  As of the time of the prepayment, the Company remained in compliance with all the financial covenants, as amended, under the Senior Notes.

A copy of the press release announcing the prepayment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 19, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2008

KEMET Corporation

By:	/s/ WILLIAM M. LOWE, JR.
Name:	William M. Lowe, Jr.
Executive Vice President and
Chief Financial Officer